Exhibit 21.1

SUBSIDIARIES OF
INTRALINKS HOLDINGS, INC.

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION

Direct Subsidiaries:
Intralinks, Inc.	Delaware

Indirect Subsidiaries:
Intralinks International Holdings LLC	Delaware
Intralinks EMEA Holdings B.V.	Netherlands
Intralinks Pty Limited	Australia
Intralinks Goudou Kaisha	Japan
Intralinks Ltd.	England and Wales
Intralinks Serviços De Informática Ltda.	Brazil
Intralinks GmbH	Germany
Intralinks EMEA France SARL	France
Intralinks Spain S.L.U.	Spain
Intralinks Canada Inc.	Canada
DealNexus Limited	England and Wales